Invitae reports 2018 preliminary financial results, delivering more than 100% volume and revenue growth in 2018; projects sustained growth in expanding markets through 2019 and beyond
-- Delivered more than 302,000 samples, generating revenue of more than $144 million in 2018 --
-- Provides 2019 guidance of more than 500,000 sample test volume and more than $220 million in 2019 revenue --

SAN FRANCISCO, January 7, 2019 – Invitae Corporation (NYSE: NVTA), the fastest growing clinical genetics company, announced preliminary unaudited full-year 2018 results showing triple-digit growth driven by strong commercial execution, test menu expansion and the accelerating use of genetics in healthcare.

“We envisioned a world in which genetic information can inform healthcare decisions throughout every stage of life, and that is rapidly becoming a reality. Invitae’s strong 2018 results are indicative of this shift as we bring genetics into mainstream medicine with high-quality, comprehensive, affordable testing,” said Sean George, co-founder and chief executive officer of Invitae. “With another year of unprecedented growth behind us, we intend to build on this momentum in 2019, growing an even larger network of clinicians, patients, biopharma partners and payers, with an increased focus on making genetic information easier to access for anyone who may benefit from it.”

Preliminary, unaudited financial results for 2018 and guidance for 2019:

•	Doubled volume year-over-year to more than 302,000 samples compared to approximately 150,000 in 2017

•	Generated revenue of more than $144 million in 2018 compared to $68.2 million in 2017

•	Drove down COGS per sample to less than $250 in the fourth quarter

•	Announced year-end 2018 cash balance of approximately $130 million, with access to an additional $125 million

•	Exited 2018 with less than $19 million in quarterly cash burn

Looking ahead to 2019, Invitae anticipates test volume of more than 500,000 samples generating more than $220 million in revenue for the year.

Invitae has not completed preparation of its financial statements for the fourth quarter or full year of 2018. The preliminary, unaudited results presented in this news release for the quarter and year ended December 31, 2018 are based on current expectations and are subject to adjustment. Actual results may differ.

Invitae will report its full financial results and other metrics during its fourth quarter and year-end 2018 conference call in February.

Webcast Information

The company will present at the 37th Annual J.P. Morgan Healthcare Conference on Wednesday, January 9, 2019 at 8:30 a.m. Pacific at The Westin St. Francis Hotel in San Francisco. A live webcast of the presentation may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the presentation and will be archived on the company’s website.

About Invitae

Invitae Corporation (NYSE: NVTA) is the fastest growing clinical genetics company. Invitae's mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae's goal is to aggregate the world's genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company’s website at invitae.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s preliminary financial results for 2018, including volume, revenue and cost of goods per sample; the company’s expectation that it will exceed its guidance for 2018; the company’s expectations regarding continued growth in 2019 and beyond, including full year 2019 volume and revenue levels; and the company’s beliefs regarding the momentum in its business and the drivers of such momentum. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: actual results for the fourth quarter and full year 2018, the year-end close process and audit of the company’s financial statements, the company’s ability to build on momentum in its business and the drivers of momentum, the company's history of losses; the company's need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to compete; the company's ability to develop and commercialize new tests and expand into new markets; risks associated with the company's ability to use rapidly changing genetic data to interpret test results accurately, consistently, and quickly; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the company’s ability to successfully integrate acquired businesses; laws and regulations applicable to the company's business; and the other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Source: Invitae Corporation

Contact:
Laura D’Angelo
ir@invitae.com
(628) 213-3369